Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Trinity Biotech plc for the registration of 3,479,000 Class A Ordinary Shares and to the incorporation by reference therein of my reports dated March 23, 2004 and May 7, 2004 with respect to the financial statements of Fitzgerald Industries International, Inc. for the years ended December 31, 2003 and December 31, 2002, respectively, included in Trinity Biotech plc’s Report on Form 6-K filed on June 16, 2004 with the Securities and Exchange Commission.

/s/John T. Brozowski
Concord, Massachusetts

June 16, 2004